Exhibit (8)(bb)(ii)

                    AMENDMENT TO FUND PARTICIPATION AGREEMENT

      WHEREAS, Jefferson National Life Insurance Company (the "Company"), Nationwide Variable Insurance Trust (the "Trust") and Nationwide Fund Distributors LLC (the "Distributor") have entered into a Fund Participation Agreement dated May 1, 2007 (the "Agreement");

      WHEREAS, the parties hereto wish to process orders for the purchase and redemption of shares of Designated Funds using the Fund/SERV program of the National Securities Clearing Corporation ("NSCC"); and

      WHEREAS, the parties hereto wish to amend the Agreement to reflect such matters by executing this Amendment to Fund Participation Agreement (the "Amendment").

      NOW THEREFORE, the Agreement is hereby amended upon the mutual agreement of the Company, the Trust and the Distributor as follows:

      The purchase, redemption and settlement of shares of a Designated Fund will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service ("DCCS") Processing Procedures below and the rules and procedures of the SCC Division of the NSCC shall govern the purchase, redemption and settlement of shares of the Designated Funds through NSCC by the Company. In the event of equipment failure or technical malfunctions or the parties' inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties' mutual consent to use manual processing, the manner for placing orders as designated in Article I of the Agreement will apply.

      It is understood and agreed that, in the context of Section 22 of the Investment Company Act of 1940 and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission (SEC Staff), receipt by the Company of any orders from its Contract holders prior to the Market Close on any Business Day shall be deemed to be receipt by the Designated Funds of such orders solely for pricing purposes and shall cause purchases and redemptions to be deemed to occur at the net asset value for such Business Day. Each order shall be deemed to be accompanied by a representation by the Company that it has received proper authorization from each Contract holder whose purchase, redemption or account transfer is effected as a result of such Instruction.

                      Fund/SERV-DCCS Processing Procedures

1. On each Business Day, the Distributor shall accept, and effect changes in its records upon receipt of purchase, redemption, account transfer and registration instructions from the Company electronically through Fund/SERV ("Instructions") without supporting documentation from the Contract holder. On each Business Day, the Distributor shall accept for processing any Instructions from the Company and shall process such Instructions in a timely manner.

2. The Distributor shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. The Distributor shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current prospectus of a Designated Fund; and


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      (c) any provision relating to Fund/SERV in any other agreement of the
      Distributor that would affect its duties and obligations pursuant to this Agreement.

3. Confirmed trades and any other information provided by the Distributor to the Company through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4. Trade, registration, and broker/dealer or financial intermediary information provided by the Company to the Distributor through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All Instructions by the Company regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the Contract holder.

5. For each Fund/SERV transaction, including transactions establishing a Contract holder account with the Distributor, the Company shall provide the Trust and the Distributor with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company shall maintain documents required by the Trust to effect Fund/SERV transactions. The Company certifies that all Instructions delivered to Distributor on any Business Day shall have been received by the Company from the Contract holder by the Market Close on such Business Day and that any Instructions received by it after the Market Close on any given Business Day will be transmitted to Distributor on the next Business Day.

      All other terms and conditions of the Agreement remain unchanged and shall continue in full force and effect. Capitalized terms which are defined in the Agreement shall be defined as provided therein unless otherwise defined in this Amendment.

      IN WITNESS WHEREOF, the Company, the Trust and the Distributor have caused this Amendment to Fund Participation Agreement to be executed this __th day of January, 2011.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By:___________________________
Title:__________________________

NATIONWIDE VARIABLE INSURANCE TRUST         NATIONWIDE FUND DISTRIBUTORS LLC

By:___________________________              By:___________________________
Title:__________________________            Title:__________________________


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